Filed pursuant to Rule 424(b)5
File No. 333-62356

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 11, 2001)

3,000,000 SHARES
HORIZON OFFSHORE, INC.
COMMON STOCK
(INCLUDING ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

            We are offering and selling 3,000,000 shares of our common stock with this prospectus supplement and accompanying prospectus. Our common stock is listed on the Nasdaq National Market under the symbol "HOFF." On March 27, 2002, the last reported sales price of our common stock on the Nasdaq National Market was $11.43 per share.
	Per Share	Total
Public offering price	$10.85	$32,550,000
Underwriting discounts and commissions	$ 0.55	$ 1,650,000
Proceeds, before expenses, to us	$10.30	$30,900,000

            INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD REVIEW AND CONSIDER CAREFULLY THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT BEFORE INVESTING IN OUR SECURITIES.

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            Delivery of the shares is expected in New York, New York on or about April 3, 2002.

RAYMOND JAMES

The date of this prospectus supplement is March 27, 2002.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

            We provide you with information about this offering in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply to this offering, and (b) this prospectus supplement, which describes the specific details regarding this offering. Generally, when we refer to this "prospectus," we are referring to both documents together.

            If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

            You should read carefully this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in the prospectus, before you invest. These documents contain information you should consider when making your investment decision.

            If we use a capitalized term in this prospectus supplement and do not define the term in this document, the capitalized term is defined in the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

            This prospectus supplement, the accompanying prospectus and other information incorporated by reference in this prospectus supplement contain forward-looking statements which involve risks and uncertainties. Statements that are not historical facts are forward-looking statements. Forward-looking statements can sometimes be identified by our use of forward-looking words like "anticipate," "believe," "estimate," "expect," "intend," "may," "plan" and similar expressions. These statements are based on the beliefs and assumptions of our management and on information currently available to us.

            Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results may differ significantly from those expressed in or implied by the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and in the information incorporated by reference in this prospectus supplement. Many of the factors that will determine these results are beyond our ability to control or predict. We caution you that a number of important factors could cause actual results to be very different from and worse than our expectations expressed in or implied by any forward-looking statement. Some of these factors are listed under "Risk Factors" and elsewhere in or incorporated by reference into the accompanying prospectus. You should not place undue reliance on these forward-looking statements, which are based only on our current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update any of them in light of new information or future events.

SUMMARY

            This summary information highlights information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you. The terms "Horizon," the "Company," "we," "us" and "our" as used in this prospectus supplement refer to Horizon Offshore, Inc., including our subsidiaries.

Our Company

            We provide marine construction services to the offshore oil and gas industry. We now operate primarily in the U.S. Gulf of Mexico and offshore Mexico, and we have recently expanded our operations to Central and South America and Southeast Asia. Our fleet consists of thirteen vessels, twelve of which are currently operational. We also have also established a joint venture with Cal Dive International, Inc., to participate in the ultra-deepwater market. The primary services we provide include:

  installing pipelines to transport oil and natural gas;

  providing pipebury, hook-up and commissioning services; and

  installing production platforms and other structures and then salvaging them at the end of their life cycles.

The Offering
Common stock offered by Horizon	3,000,000 shares
Common stock to be outstanding after this offering(1)	26,381,728 shares
Use of Proceeds

We estimate that our net proceeds from this offering, after expenses, will be about $30.8 million. We intend to use approximately $20 million to repay indebtedness under our revolving credit facilities, and the remaining proceeds will be used for general working capital purposes.

Risk Factors	See "Risk Factors" for a discussion of the factors you should carefully consider before deciding to invest in our common stock.
Nasdaq National Market symbol	HOFF

(1)

 Includes shares issued upon exercise of stock options from January 1, 2002 through March 27, 2002, but does not include approximately 2,587,556 shares subject to options outstanding that have been granted pursuant to our stock incentive plan.

Selected Financial Data

            Our selected financial data set forth below for the years ended December 31, 1999, 2000 and 2001 has been derived from our audited consolidated financial statements. The information shown in the table below may not be indicative of our future results. You should read the information below together with our consolidated financial statements and our other information included in or incorporated by reference in this prospectus supplement.
	Year Ended December 31
	1999	2000	2001
	(in thousands, except per share data)

INCOME STATEMENT DATA:
Contract revenues	$89,015	$160,532	$272,208
Gross profit	16,834	24,386	35,033
Selling, general and administrative expenses	9,043	9,401	13,771
Operating income	7,791	14,985	21,262
Interest expense, net of amounts capitalized	(5,759)	(7,730)	(5,381)
Income (loss) before income taxes, extraordinary loss and cumulative effect of accounting change	2,680	7,895	16,078
Provision (benefit) for income taxes	1,001	2,902	4,817
Net income (loss)	1,679	6,374	10,693
Net income (loss) per share:
Basic	$0.09	$0.34	$0.48
Diluted	$0.09	$0.33	$0.46

OTHER FINANCIAL DATA:
EBITDA(1)	15,533	24,498	33,991
Depreciation and amortization	7,574	9,591	12,935
Net cash provided by (used in) operating activities	15,705	10,688	(36,911)
Net cash provided by (used in) investing activities	(26,475)	(20,143)	(60,306)
Net cash provided by (used in) financing activities	9,238	10,581	95,838
Capital expenditures	24,396	19,268	54,828

	As of December 31, 2001
	Actual	As Adjusted(2)
BALANCE SHEET DATA:
Net property and equipment	$221,446	$221,446
Total assets	$393,584	$404,384
Long-term debt (net of current maturities)	$111,414	$ 91,414
Stockholders' equity	$185,690	$216,490

(1)	We calculate EBITDA as earnings before extraordinary items, interest expense, interest income, income taxes, depreciation and amortization. EBITDA is a supplemental financial measurement we use to evaluate our business. We believe that EBITDA provides supplemental information about our ability to meet future requirements for debt service, capital expenditures and working capital. It is not intended to depict funds available for reinvestment or other discretionary uses. We believe factors that should be considered by investors in evaluating EBITDA include, but are not limited to, trends in EBITDA as compared to cash flow from operations, debt service requirements and capital expenditures. Our measurement of EBITDA may not be comparable to EBITDA as calculated by other companies. Further, you should not consider EBITDA in isolation as an alternative to, or more meaningful than, net income, cash flow provided by operations or any other measure of performance determined in accordance with generally accepted accounting principles as an indicator of our profitability or liquidity.

(2)	As adjusted to give effect to the application of the net proceeds from the offering.

RISK FACTORS

            You should consider carefully the following risk factors and other information contained or incorporated by reference in this prospectus supplement before purchasing shares of our common stock. Investing in our common stock involves risk. If any of the events described in the following risk factors occur, our business and financial condition could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of such events, and you may lose all or part of your investment.

Covenant restrictions in our credit facilities could limit our ability to operate our business.

            Under the terms of some of our credit facilities, we must meet financial covenants, including a fixed charge coverage ratio and a maximum ratio of funded debt to EBITDA. Our ability to meet these covenants may be affected by events beyond our control. If we fail to satisfy these ratios and tests and we are unable to obtain a waiver, our lenders will be entitled to, among other things, accelerate the debt outstanding under these credit facilities so that the outstanding debt is immediately due and payable, and no further borrowings would be available under the credit facilities. Any acceleration of the debt outstanding under our credit facilities would have a material adverse effect on our financial condition.

Industry volatility may adversely affect results of operations.

            The demand for our services depends on the level of capital expenditures by oil and gas companies for developmental construction. As a result, the cyclical nature of the oil and gas industry has a significant effect on our revenues and profitability. Historically, prices of oil and gas, as well as the level of exploration and developmental activity, have fluctuated substantially. Any significant decline in the worldwide demand for oil and gas, or prolonged low oil or gas prices in the future, will likely depress development activity. We are unable to predict future oil and gas prices or the level of oil and gas industry activity. A prolonged low level of activity in offshore drilling and exploration will adversely affect our revenues and profitability.

We operate in a highly competitive industry.

            Our business is highly competitive because construction companies operating offshore compete vigorously for available projects, which are typically awarded on a competitive bid basis. This competitive bid process could adversely affect our growth because our expansion strategy depends on being awarded projects in areas where we have not performed operations.

            Several of our competitors and potential competitors are larger and have greater financial and other resources. Competitors with greater financial resources may be willing to sustain losses on certain projects to prevent further market entry by other competitors. In addition, marine construction vessels have few alternative uses and high maintenance costs, whether they are operating or not. As a result, some companies may bid contracts at rates below our rates. These factors may adversely affect the number of contracts that are awarded to us. Additionally, as a result of the competitive bidding process, our significant customers vary over time.

The seasonality of the marine construction industry may adversely affect our operations.

            Historically, the greatest demand for marine construction services in the U.S. Gulf has been during the period from May to September. This seasonality of the construction industry in the U.S. Gulf is caused both by weather conditions and by the historical timing of capital expenditures by oil and gas companies which accompanies this. As a result, revenues are typically higher in the summer months and lower in the winter months.

Our international operations are subject to significant risks.

            A key element of our expansion strategy has been to expand our operations into selected international oil and gas producing areas, which we will continue to do. These international operations are subject to a number of risks inherent in any business operating in foreign countries including, but not limited to:

  political, social, and economic instability;
  potential seizure or nationalization of assets;
  increased operating costs;
  modification or renegotiation of contracts;
  import-export quotas; and
  other forms of government regulation which are beyond our control.

            Our international operations have not yet been affected materially by such conditions or events, but if our international operations expand, the exposure to these risks will increase. As a result, we could, at any one time, have a significant amount of our revenues generated by operating activity in a particular country. Therefore, our results of operations could be susceptible to adverse events beyond our control that could occur in the particular country in which we are conducting such operations.

            Additionally, our competitiveness in international areas may be adversely affected by regulations, including but not limited to regulations requiring:

  the awarding of contracts to local contractors;
  the employment of local citizens; and
  the establishment of foreign subsidiaries with significant ownership positions reserved by the foreign government for local citizens.

            We cannot predict what types of the above events may occur.

Operating hazards may increase our operating costs; we have limited insurance coverage.

            Offshore construction involves a high degree of operational risk. Risks of vessels capsizing, sinking, grounding, colliding and sustaining damage from severe weather conditions are inherent in offshore operations. These hazards may cause significant personal injury or property damage, environmental damage, and suspension of operations. In addition, we may be named as a defendant in lawsuits involving potentially large claims as a result of such occurrences. Our insurance premiums required to cover these risks significantly increased during 2001 due to losses in the insurance industry. In addition, the terrorist attacks that took place on September 11, 2001 further contributed to losses in the insurance industry and may impact our ability to renew our existing coverage in the future. We maintain what we believe is prudent insurance protection. However, we cannot assure that our insurance will be sufficient or effective under all circumstances. A successful claim for which we are not fully insured may have a material adverse effect on our revenues and profitability.

We may have difficulty maintaining our rapid growth; our growth strategy does involve risks.

            We have undergone rapid growth both internally and through acquisitions of additional barges and vessels. Future acquisitions of other complementary businesses and marine equipment are key elements of our growth strategy. If we are unable to purchase additional equipment or other vessels on favorable financial or other terms or to manage acquired businesses or vessels, this could adversely affect our revenues and profitability. We cannot assure that we will be able to identify or acquire equipment or businesses. In addition, any such future acquisitions may involve potential delays and increased costs. If we acquire new vessels, we may need to upgrade or refurbish the vessels. If we experience delays or cost increases in upgrading or refurbishing the vessels, our operating results will be negatively affected.

Our acquisition growth strategy may require additional financing.

            Our acquisition strategy may require significant amounts of additional capital. We may have to incur substantial indebtedness to finance future acquisitions and may issue additional equity securities in connection with such acquisitions. We cannot assure that we will be able to obtain financing on favorable terms, if at all. Moreover, the issuance of additional equity securities may result in diluting the interests of our existing stockholders. If we are unable to obtain additional financing on favorable terms, we may have to suspend or alter our growth strategy.

We incur risks associated with contract bidding.

            Substantially all of our projects are performed on a fixed-price basis. Changes in offshore job conditions and variations in labor and equipment productivity may affect the revenue and costs on a contract. These variations may affect our gross profit, and could result in us losing money on a specific project. In addition, during the summer construction season, we typically bear the risk of delays caused by adverse weather conditions.

We utilize percentage-of-completion accounting.

            Since our contract revenues are recognized on a percentage-of-completion basis, we periodically review contract revenue and cost estimates as the work progresses. Accordingly, adjustments are reflected in income in the period when such revisions are determined. To the extent that these adjustments result in a reduction of previously reported profits, we would recognize a charge against current earnings that may be significant depending on the size of the adjustment.

Our principal stockholders have substantial control.

            Elliott International, L.P. and Highwood Partners, L.P. are our two largest stockholders. They each beneficially own approximately 10.2% of our outstanding common stock. As a result, they exercise substantial influence on the outcome of all matters requiring a stockholder vote, including the election of directors.

We are dependent on key personnel.

            Our success depends on, among other things, the continued active participation of our executive officers and certain of our other key operating personnel. Our officers and personnel have extensive experience in the marine construction industry, both domestically and internationally. The loss of the services of any one of these persons could adversely impact our ability to implement our expansion strategy.

We may incur additional expenditures to comply with governmental regulations.

            Our operations are subject to various governmental regulations, violations of which may result in civil and criminal penalties, injunctions, and cease and desist orders. In addition, some environmental statutes may impose liability without regard to negligence or fault. Although our cost of compliance with such laws has to date been immaterial, such laws are changed frequently. Accordingly, it is impossible to predict the cost or impact of such laws on our future operations.

            We depend on demand for our services from the oil and gas industry, and this demand may be affected by changing tax laws and oil and gas regulations. As a result, the adoption of laws which curtail oil and gas production in our areas of operation may adversely affect us. We cannot determine to what extent our operations may be affected by any new regulations or changes in existing regulations.

There are risks associated with our joint venture operations.

            We believe that we will conduct many of our international operations through joint ventures, jointly managed by us and the joint venture partner. Our joint venture with Cal Dive and the operating vessels made available to us will operate primarily in the U.S. Gulf of Mexico. Though we will jointly manage and staff the joint venture, we do not have the ability to fully control the business and affairs of the joint venture under its terms. This lack of control over the joint venture could cause the financial and operational results of the joint venture to differ from our expectations at the time we entered into this arrangement. We anticipate entering into additional joint ventures with other entities as we expand into other international areas. We cannot assure that we will undertake such joint ventures or, if undertaken, that such joint ventures will be successful. Moreover, such additional joint ventures may be on terms similar to those with Cal Dive.

A terrorist attack could have a material adverse effect on our business.

            The terrorist attacks that took place on September 11, 2001 in the U.S. were unprecedented events that have created many economic and political uncertainties, some of which may materially impact our business. The long-term effects of those attacks on our business are unknown. The potential for future terrorist attacks, the national and international response to terrorist attacks, and other acts of war or hostility have created many economic and political uncertainties, which could adversely affect our business for the short or long-term in ways that cannot presently be predicted.

Provisions in our corporate documents and Delaware law could delay or prevent a change of control.

            The existence of some provisions in our corporate documents and Delaware law could delay or prevent a change in control of the Company, even if that change might be beneficial to our stockholders. Our certificate of incorporation and bylaws contain provisions that may make acquiring control of the Company difficult, including:

  provisions limiting the rights to call special meetings of our stockholders;

  provisions regulating the ability of our stockholders to bring matters for action at annual meetings of our stockholders;

  a provision prohibiting action by stockholders by written consent, unless such consent is unanimous; and

  the authorization to issue and set the terms of preferred stock by the Company's board of directors.

In addition, we have adopted a stockholder rights plan that would cause extreme dilution to any person or group who would attempt to acquire a significant interest in the Company without advance approval of the Company's board of directors. Moreover, Delaware law would impose restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

PRICE RANGE OF COMMON STOCK

            Our common stock is traded on the Nasdaq National Market under the symbol "HOFF." The following table sets forth the high and low closing sales prices per share of our common stock, as reported by the Nasdaq National Market, for the periods shown:

	Low	High
2002:
First Quarter (through March 27, 2002)	$ 6.05	$11.82

	Low	High
2001:
Fourth Quarter	$ 5.43	$ 8.80
Third Quarter	$ 5.30	$14.02
Second Quarter	$12.54	$25.05
First Quarter	$16.50	$25.00

	Low	High
2000:
Fourth Quarter	$13.75	$19.75
Third Quarter	$14.00	$19.13
Second Quarter	$ 6.32	$17.56
First Quarter	$ 4.94	$ 9.94

See the cover page of this prospectus supplement for a recent price of our common stock. As of March 27, 2002, there were 31 record holders of our common stock.

DIVIDEND POLICY

            We intend to retain all of the cash our business generates to fund future growth and meet our working capital requirements. We do not plan to pay cash dividends on our common stock in the foreseeable future. In addition, our debt agreements prevent us from paying dividends or making other distributions to our stockholders.

USE OF PROCEEDS

            We estimate that we will receive approximately $30.8 million from this offering, after deducting the underwriting discount and expenses. We intend to use approximately $20 million of the proceeds from this offering to repay indebtedness under our revolving credit facilities, and the remainder of the proceeds for general working capital purposes. As of March 27, 2002, the principal balance outstanding under our revolving credit facilities was $52.7 million at a weighted average interest rate of approximately 4.7%.

CAPITALIZATION

            The following table sets forth our capitalization at December 31, 2001 and as adjusted to give effect to the application of the net proceeds from the offering. The table should be read in conjunction with our consolidated financial statements and other financial data incorporated by reference in this prospectus supplement.
	As of December 31, 2001

	Actual	As Adjusted

	(in thousands, except share amounts)

Long-term debt, net of current maturities	$111,414	$ 91,414

Stockholders' Equity:
Preferred stock, $1 par value; 5,000,000 shares authorized, none issued and outstanding	--	--
Common stock, $1 par value; 35,000,000 shares authorized, 24,244,598 shares issued(1); 27,244,598 shares as adjusted(2)	13,537	16,537
Additional paid-in capital	154,636	182,436
Retained earnings	23,902	23,902
Treasury stock, 973,505 shares	(6,385)	(6,385)

Total stockholders' equity	185,690	216,490

Total capitalization	$297,104	$307,904

(1)	Does not include approximately 1,876,170 shares subject to options outstanding as of December 31, 2001 that have been granted pursuant to our stock incentive plan.

(2)	Reflects the number of shares issued as of December 31, 2001, plus the 3,000,000 shares issued in connection with the offering. Does not include approximately 1,876,170 shares subject to options outstanding as of December 31, 2001 that have been granted pursuant to our stock incentive plan.

UNDERWRITING

            Raymond James & Associates, Inc., as underwriter, has agreed, subject to the terms and conditions of an underwriting agreement entered into with us, to purchase from us, and we have agreed to sell, all of the shares of common stock being sold in this offering. The underwriting agreement provides that the obligation of the underwriter to purchase the shares is subject to certain conditions, including the delivery of legal opinions. Subject to the terms and conditions of the underwriting agreement, the underwriter is obligated to purchase all the shares if it purchases any of the shares.

             We have been advised by the underwriter that it proposes to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the offering, the underwriter may change the offering price and other selling terms.

             We and our directors and executive officers have agreed that, for a period of 60 days from the date of this prospectus supplement, we and they will not, directly or indirectly, without the prior written consent of the underwriter, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of our common stock or any securities convertible into, or exchangeable or exercisable for, shares of our common stock, except for issuances pursuant to the exercise of employee stock options, the terms of any of our convertible or exchange securities or any transaction or exchange offer we announced prior to the date hereof.

              Two of our principal stockholders, Elliott International, L.P. and Highwood Partners, L.P., have advised us that they intend to sell, collectively, up to 600,000 shares of our common stock promptly after, or contemporaneously with, this offering. They will be selling these shares in Rule 144 transactions. Raymond James & Associates, Inc. will act as the broker in connection with these sales. Aside from this contemplated sale, Elliott and Highwood have agreed to lock-up their remaining share holdings under the terms of a lock-up agreement similar to the lock-up agreements discussed above. However, the lock-up agreements with Elliott and Highwood provide that Elliott and Highwood may sell shares of our common stock after the 30th day following the date of this prospectus supplement, if the selling price for such shares is at least 125% of the public offering price on the cover page of this prospectus supplement.

             Our common stock is quoted on the Nasdaq National Market under the symbol "HOFF."

             The securities included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisement in connection with the offer and sale of any shares of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus supplement and accompanying prospectus are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus are not an offer to sell or a solicitation of an offer to buy any securities included in this offering in any jurisdiction where that would not be permitted or legal.

              In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriter may make short sales. Short sales involve sales by the underwriter of a greater number of shares than it acquires. A short position may be created if the underwriter is concerned that there may be downward pressure on the trading price of shares in the open market that could affect investors who purchase shares in the offering. The underwriter may reduce or close out their short position by purchasing shares in the open market. In determining whether to create a short position, the underwriter will consider, among other things, the price at which shares are available for purchase in the open market. Purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of the stock following this offering. As a result, the price of the stock may be higher than the price that might otherwise exist in the open market. The underwriter may also bid for and purchase shares of common stock in the open market to stabilize the price of the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriter is not required to engage in these activities and may end any of these activities at any time.

             We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make for those liabilities.

              We estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $100,000.

             The underwriter and its affiliates, from time to time, have provided, and may continue to provide, investment banking, financial advisory and other services to us for which we have paid, and intend to pay, customary fees.

LEGAL MATTERS

             Certain legal matters in connection with this offering will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana. Certain legal matters in connection with this offering will be passed upon for the underwriter by Stroock & Stroock & Lavan, LLP, New York, New York.

 Prospectus

Horizon Offshore, Inc.

$150,000,000

Common Stock
Preferred Stock
Depositary Shares
Warrants
Debt Securities
Guarantees of Debt Securities

            We may offer and sell from time to time:

  common stock;
  preferred stock;
  depositary shares representing preferred stock;
  warrants to purchase common stock;
  debt securities; and
  guarantees by one or more of our subsidiaries of the payment of debt securities we issue.

            We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

            We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

            Our common stock is traded on the Nasdaq National Market under the symbol "HOFF."

            See "Risk Factors" on page 4 for information that you should consider before purchasing these shares.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus and any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2001.

________________

            You should rely only on information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information.

            We are not making an offer of these securities in any state where the offer is not permitted.

            You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

ABOUT THIS PROSPECTUS

            This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission using a "shelf" registration process. This means:

  we may issue any combination of securities covered by this prospectus from time to time;

  we will provide a prospectus supplement each time we issue the securities; and

  the prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

            You should read both this prospectus and the accompanying prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

THE COMPANY

            We provide marine construction services to the offshore oil and gas industry primarily in the United States Gulf of Mexico and have recently expanded our operations to Mexico and Central and South America. Our marine fleet installs marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and installs and salvages production platforms and other marine structures.

            We have assembled a fleet of twelve vessels, ten of which are currently operational. Our fleet is capable of a wide range of marine construction activities, including installing up to 48-inch pipelines and smaller diameter rigid and coiled-line pipe in water depths up to 800 feet, providing pipebury and all other services necessary to commence transporting oil and gas through an installed pipeline, and installing and salvaging production platforms and other marine structures.

            Our principal executive offices are located at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042 and our telephone number at our offices is (713) 361-2600.

FORWARD-LOOKING STATEMENTS

            Some of the information included in this prospectus and in the documents that we have incorporated by reference contain "forward-looking statements." Forward-looking statements include, among other things, business strategy and expectations concerning industry conditions, market position, future operations, margins, profitability, liquidity and capital resources. Forward-looking statements generally can be identified by the use of words such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe" or similar language.

            Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results may differ significantly from those expressed in or implied by the forward-looking statements contained in this prospectus and in the information incorporated in this prospectus. Many of the factors that will determine these results are beyond our ability to control or predict. We caution you that a number of important factors could cause actual results to be very different from and worse than our expectations expressed in or implied by any forward-looking statement. These factors include, but are not limited to, those discussed in "Risk Factors" beginning on page 4. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update our forward-looking statements.

RISK FACTORS

            An investment in our securities involves significant risks. You should carefully consider the following risk factors, in addition to the other information set forth or incorporated by reference in this prospectus, before purchasing any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affecting the value of an investment in our securities.

Industry volatility may adversely affect our results of operations.

            The demand for our services depends on the level of capital expenditures by oil and gas companies for developmental construction. As a result, the cyclical nature of the oil and gas industry has a significant effect on our revenues and profitability. Historically, prices of oil and gas, as well as the level of exploration and developmental activity, have fluctuated substantially. Any significant decline in the worldwide demand for oil and gas, or prolonged low oil or gas prices in the future, will likely depress development activity. We are unable to predict future oil and gas prices or the level of oil and gas industry activity. A prolonged low level of activity in offshore drilling and exploration will adversely affect our revenues and profitability.

Our rapid growth and growth strategy involve risks to our profitability.

            We have grown rapidly both through internal growth and acquisitions of additional barges and vessels. Future acquisitions of other complementary businesses and marine equipment are key elements of our growth strategy. If we are unable to purchase additional equipment or other vessels on favorable financial or other terms or to manage acquired businesses or vessels, this could adversely affect our revenues and profitability. We cannot assure you that we will be able to identify or acquire equipment or businesses. In addition, any future acquisitions may involve potential delays and increased costs. If we acquire new vessels, we may need to upgrade or refurbish the vessels. If we experience delays or cost increases in upgrading or refurbishing the vessels, our operating results will be negatively affected.

Operating hazards may increase our operating costs; we have limited insurance coverage.

            Offshore construction involves a high degree of operational risk. Risks of vessels capsizing, sinking, grounding, colliding and sustaining damage from severe weather conditions are inherent in offshore operations. These hazards may cause significant personal injury or property damage, environmental damage, and suspension of operations. In addition, we may be named as a defendant in lawsuits involving potentially large claims as a result of these occurrences. We maintain what we believe is prudent insurance protection. However, we cannot assure that our insurance will be sufficient or effective under all circumstances. A successful claim for which we are not fully insured may have a material adverse effect on our revenues and profitability.

We operate in a highly competitive industry where projects are typically awarded through competitive bids; we may not be awarded sufficient projects to sustain or increase our profits.

            Our business is highly competitive because construction companies operating offshore compete vigorously for available projects, which are typically awarded on a competitive bid basis. This competitive bid process could adversely affect our growth because our expansion strategy depends on being awarded projects in areas where we have not performed operations.

            Several of our competitors and potential competitors are larger and have greater financial and other resources than us. Competitors with greater financial resources may be willing to sustain losses on some projects to prevent further market entry by other competitors. In addition, marine construction vessels have few alternative uses and have high maintenance costs, whether they are operating or not. As a result, some companies may bid contracts at rates below our rates. These factors may adversely affect the number of contracts that are awarded to us. Additionally, as a result of the competitive bidding process, our significant customers vary over time.

The seasonality of the marine construction industry may adversely affect our revenues and profits.

            Historically, the greatest demand for marine construction services in the Gulf of Mexico has been during the period from May to September. This seasonality of the construction industry in the Gulf is caused both by weather conditions and by the historical timing of capital expenditures by oil and gas companies which accompanies this. As a result, revenues are typically higher in the summer months and lower in the winter months. Although we plan to offset Gulf seasonalities by pursuing business opportunities in international areas, this expansion may not offset the seasonality of our operations in the Gulf.

Our acquisition growth strategy may require additional financing.

            Our acquisition strategy may require significant amounts of additional capital. We may have to incur substantial indebtedness to finance future acquisitions and may issue additional equity securities in connection with these acquisitions. Additional equity could be issued at prices lower than the price at which you purchased your stock, which would result in dilution of your economic and voting interests.

We incur risks associated with contract bidding.

            Substantially all of our projects are performed on a fixed-price basis. Changes in offshore job conditions and variations in labor and equipment productivity may affect our costs on a contract. These variations may affect our gross profits. In addition, during the summer construction season, we typically bear the risk of delays caused by adverse weather conditions.

We utilize percentage-of-completion accounting.

            Since our contract revenues are recognized on a percentage-of-completion basis, we periodically review contract revenue and cost estimates as the work progresses. Accordingly, adjustments are reflected in income in the period when any revisions are determined. To the extent that these adjustments result in a reduction of previously reported profits, we would recognize a charge against current earnings that may be significant depending on the size of the adjustment.

We depend on our key personnel.

            Our success depends on, among other things, the continued active participation of our executive officers and certain of our other key operating personnel. Our officers and personnel have extensive experience in the marine construction industry, both domestic and internationally. The loss of the services of any one of these persons could impact adversely our ability to implement our expansion strategy.

We may incur additional expenditures to comply with governmental regulations.

            Our operations are subject to various governmental regulations, violations of which may result in civil and criminal penalties, injunctions, and cease and desist orders. In addition, some environmental statutes may impose liability without regard to negligence or fault. Although our cost of compliance with these laws has to date been immaterial, these laws are changed frequently. Accordingly, it is impossible to predict the cost or impact of these laws on our future operations.

            We depend on demand for our services from the oil and gas industry, and this demand may be affected by changing tax laws and oil and gas regulations. As a result, the adoption of laws which curtail oil and gas production in our areas of operation may adversely affect us. We cannot determine to what extent our operations may be affected by any new regulations or changes in existing regulations.

Our international operations are subject to significant risks.

            A key element of our expansion strategy is to expand our operations into selected international oil and gas producing areas. International operations are subject to a number of risks inherent in any business operating in foreign countries including, but not limited to:

  political, social, and economic instability;
  potential seizure or nationalization of assets;
  increased operating costs;
  modification or renegotiating of contracts;
  import-export quotas; and

  other forms of government regulation which are beyond our control.

            Our international operations have not yet been affected materially by such conditions or events, but if our international operations expand, the exposure to these risks will increase. As a result, we could, at any one, have a significant amount of our revenues generated by operating activity in a particular country. Therefore, our results of operations could be susceptible to adverse events beyond our control that could occur in the particular country in which we are conducting such operations.

            Additionally, our competitiveness in international market areas may be adversely affected by regulations, including but not limited to regulations requiring:

  the awarding of contracts to local contractors;
  the employment of local citizens; and
  the establishment of foreign subsidiaries with significant ownership positions reserved by the foreign government for local citizens.

            We cannot predict what types of the above events may impact our operations.

There are risks associated with our joint venture operations.

            We believe that we will conduct many of our international operations through joint ventures, jointly managed by us and the joint venture partner. Our joint venture with Cal Dive International, Inc. and the operating vessels made available to us will operate primarily in the Gulf of Mexico. Under its terms, though we will jointly manage and staff the joint venture, we do not have the ability to fully control the business and affairs of the joint venture. We anticipate entering into additional joint ventures with other entities if we expand into other international market areas. We cannot assure that we will undertake such joint ventures or, if undertaken, that such joint ventures may not be successful.

WHERE YOU CAN FIND MORE INFORMATION

            We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy that information at the public reference rooms of the SEC at its offices located at 450 Fifth Street, NW, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can call the SEC at 1-800-SEC-0330 for more information about the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC's Internet address is http://www.sec.gov.

            We maintain an Internet site at http://www.horizonoffshore.com that contains information about our business. The information contained at our Internet site is not part of this prospectus.

            We have filed a registration statement and related exhibits with the SEC to register the securities offered by this prospectus. The registration statement contains additional information about us and our securities. You may inspect the registration statement and exhibits without charge at the SEC's public reference rooms, and you may obtain copies from the SEC at prescribed rates.

            The SEC allows us to "incorporate by reference" the information we file with it, which means:

  incorporated documents are considered part of the prospectus;
  we can disclose important information to you by referring you to those documents; and
  information that we file with the SEC will automatically update and supersede this incorporated information.

            We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

  Our annual report on Form 10-K for the fiscal year ended December 31, 2000 (filed with the SEC on April 2, 2001);
  Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001 (filed with the SEC on May 15, 2001);
  Our current reports on Form 8-K filed January 31, 2001, February 2, 2001, February 16, 2001, March 8, 2001, April 24, 2001 and June 11, 2001;
  The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on January 22, 1998, by incorporation by reference to the description of our capital stock provided under the heading "Description of Capital Stock" of our registration statement on Form S-1, File No. 333-43965, originally filed with the SEC on January 9, 1998; and
  All documents filed by us with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.

            At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:

Horizon Offshore, Inc.
2500 CityWest Boulevard, Suite 2200
Houston, Texas 77042
Attn: David W. Sharp
(713) 361-2600

RATIO OF EARNINGS TO FIXED CHARGES

            The following table sets forth our ratio of earnings to fixed charges for the periods indicated:
	Year Ended December 31,
	1996	1997	1998	1999	2000	Three months ended March 31, 2001
Ratio of earnings to fixed charges	_ (1)	2.14	4.94	1.41	1.98	3.00

___________________

(1)	Results are from inception (December 20, 1995) through December 31, 1996. Earnings during this period were insufficient to cover fixed charges, and fixed charges exceeded earnings by approximately $11.2 million.

            For the purpose of computing these ratios, earnings consist of:

  income from continuing operations before income taxes;
  plus fixed charges; and
  less capitalized interest.

            Fixed charges are defined as the sum of the following:

  all interest expense;
  the portion of net rental expense which is deemed representative of the interest factor;
  amortization of debt issuance expense; and
  capitalized interest.

USE OF PROCEEDS

            Unless we specify otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of offered securities for general corporate purposes, which may include:

  repaying debt;
  funding capital expenditures, including paying for acquisitions; and
  providing working capital.

            We may temporarily invest the net proceeds we receive from any offering of securities or use the net proceeds to repay short-term debt until we can use them for their stated purposes.

DESCRIPTION OF COMMON STOCK

            As of the date of this prospectus, we are authorized to issue up to 35,000,000 shares of common stock. As of May 31, 2001, we had issued and outstanding 23,098,619 shares of common stock. As of that date, we also had approximately 2,391,873 shares of common stock reserved for issuance upon exercise of options or in connection with other awards outstanding under various employee or director incentive, compensation and option plans. The outstanding shares of our common stock are fully paid and nonassessable. The holders of our common stock are not entitled to preemptive or redemption rights. Shares of our common stock are not redeemable and are not convertible into shares of any other class of capital stock.

            The transfer agent and registrar for our common stock is Mellon Investor Services, L.L.C., Overpeck Centre, 85 Challenger Road, Ridgefield Park, New Jersey 07660.

Dividends

            Subject to any preferences accorded to the holders of our preferred stock, if and when issued by the board of directors, holders of our common stock are entitled to dividends at such times and amounts as our board of directors may determine.

Voting Rights

            Each holder of our common stock is entitled to one vote for each share of common stock held of record on all matters as to which our stockholders are entitled to vote. Holders of our common stock are not allowed to cumulate votes for the election of directors.

Rights upon Liquidation

            In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

Provisions of our Certificate of Incorporation and By-laws

            Our certificate of incorporation and by-laws contain provisions that may have an adverse effect on the ability of our stockholders to influence our corporate governance. Summaries of the provisions described in the preceding paragraph, and certain provisions of Delaware law, are set forth below. However, you should read our certificate of incorporation and by-laws for a more complete description of the rights of holders of our common stock.

Classified Board of Directors

            Our certificate of incorporation and by-laws provide for our board of directors to be divided into three classes, with each class to be as equal in number of directors as possible. The three classes serve staggered terms, with each class of directors elected to serve for three years. Each director serves until the end of his term or until his successor is duly elected and has qualified.

Size of Board of Directors; Removal of Directors; Filling of Vacancies

            Our certificate of incorporation and by-laws provide that the number of members of our board of directors shall be fixed from time to time by our board, but may not be fewer than the number required by Delaware law. The affirmative vote of 80% of our outstanding shares of voting stock is required to remove one of our directors from office. Any new directorships created from an increase in the number of our directors may be filled by our board. Our certificate and by-laws require that any vacancies on our board resulting from the death, resignation or removal of one of our directors be filled only by the affirmative vote of a majority of our continuing directors.

Stockholder Action by Unanimous Consent

            Under Delaware law, stockholders may act by written consent if such consent is signed by stockholders having the same amount of voting power that would be sufficient to take such action at an annual or special meeting. However, Delaware law also allows a corporation, in its certificate of incorporation, to restrict or limit this ability of stockholders to act by written consent. Our certificate of incorporation restricts stockholders from acting unless such action takes place at a duly called meeting of our stockholders or by unanimous written consent of our stockholders.

Amendment of By-laws

            Under Delaware law, the power to adopt, amend or repeal by-laws is conferred upon stockholders. However, a corporation may, in its certificate of incorporation, also confer such power upon the board of directors. Our certificate of incorporation and by-laws grant such powers to our board. Our stockholders may adopt, amend or repeal our by-laws, but may only do so at a regular or special meeting by the affirmative vote of 80% of our outstanding voting stock.

Amendment of Certificate of Incorporation

            Delaware law provides that, if not otherwise specified in the certificate of incorporation, a corporation's certificate of incorporation may be amended by the majority vote of its stockholders. Our certificate of incorporation requires the affirmative vote of 80% of our voting stock to amend any provisions of our certificate regarding:

  stockholder unanimous written consents;
  filing vacancies on our board;
  the removal of our directors;
  the limitation of liability of our directors;
  any business combination; and
  any amendments to our certificate of incorporation or by-laws.

Advance Notice of Stockholder Nominations and Stockholder Business

            Our by-laws permit a stockholder to nominate a person for election as a director or propose other matters to be brought before a stockholders' meeting only if such stockholder has held at least 1% of our voting stock for at least one year. Subject to exceptions in the case of special meetings, a stockholder must provide written notice of an intent to nominate or bring business at least 60 and no more than 270 days prior to the first anniversary of the preceding year's annual meeting. The required notice must contain:

  the name, age and address of the proposing stockholder;
  the name of any person acting in concert with such stockholder;
  the number of shares of our voting stock held by the stockholder and the date acquired; and
  a representation by the stockholder that they are a holder of record of our stock and will appear at the meeting to make the nomination or bring up the matter.

If one of our stockholders wishes to make a nomination for election to our board, the required notice must also contain:

  the name, age, address and principal occupation of each nominee;
  a description of any arrangements between the nominating stockholder and the nominee;
  the consent of each nominee to serve as a director if elected; and
  any other information required to be included in a proxy statement by the proxy rules of the SEC.

If a stockholder wishes to propose business to be conducted at any meeting of our stockholders, the required notice must also set forth a brief description of the business and the interest of the stockholder in such business.

            Our by-laws provide that, with respect to any business other than the election of directors, the Company may disregard proposals that:

  are substantially repetitive of a proposal already received by us that will be voted upon at an upcoming meeting;
  deal with substantially the same subject matter as a prior proposal voted upon within the last five years that failed to receive, depending on the circumstances, affirmative votes from between 3% and 10% of our voting stock; or
  are not proper subjects for stockholder action, as determined by our board of directors.

Delaware Section 203

            We are subject to Section 203 of the Delaware General Corporation Law, which imposes a three-year moratorium on the ability of Delaware corporations to engage in a wide range of specified transactions with any interested stockholder. An interested stockholder includes, among other things, any person other than the corporation and its majority-owned subsidiaries who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors. However, the moratorium will not apply if, among other things, the transaction is approved by:

  the corporation's board of directors prior to the date the interested stockholder became an interested stockholder; or
  the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.

Special Meeting of Stockholders

            Our by-laws provide that a special meeting of our stockholders may be called only upon a written request to our secretary by the beneficial owners of at least 35% of our outstanding voting stock. Our by-laws also set forth specific requirements as to the content of such notice, including:

  a brief description of the action to be taken at the meeting;
  the name and address of each beneficial owner in the group making the request;
  the number of shares of voting stock owned by each such person and the date acquired;
  a representation that at least one beneficial owner or representative will appear at the meeting;
  if the proposed action includes a proposal to amend our certificate or incorporation or by-laws, the text of the proposed amendment.

Limitation of Directors' Liability

            Our certificate of incorporation contains provisions eliminating the personal liability of our directors to our company and our stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Delaware law. Under Delaware law and our certificate of incorporation, our directors will not be liable for a breach of his or her fiduciary duty except for liability for:

  a breach of his or her duty of loyalty to our company or our stockholders;
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
  dividends or stock repurchases or redemptions that are unlawful under Delaware law; and
  any transaction from which he or she receives an improper personal benefit.

Our certificate of incorporation also provides that if Delaware law is at any time amended to authorize the further limitation of liability of a director, then the liability of our directors shall be likewise limited. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

            As a result of these provisions in our certificate of incorporation, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against our directors that might have benefitted us.

Registration Rights Agreement

            We entered into a registration rights agreement with our two principal stockholders, Highwood Partners, L.P. and Elliott International, L.P. (formerly Westgate International, L.P.), whereby they would both have limited rights to require us to register under the Securities Act of 1933 shares of common stock owned by them. Under the registration rights agreement, either of them may demand that we register common stock that they hold as long as that stockholder proposes to register at least five percent of its holdings of our common stock. They may not may not require us to make more than one such demand registration per year nor more than three during the term of the registration rights agreement. Additionally, if we propose to register shares of our common stock for our own account or for that of another stockholder, both Highwood and Elliott have the right to require us to register common stock held by them on the same terms and conditions.

 DESCRIPTION OF PREFERRED STOCK

            Our certificate of incorporation authorizes our board of directors to issue up to 5,000,000 shares of preferred stock, par value $.01 per share, in one or more series. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of our outstanding stock without the separate vote of holders of preferred stock as a class.

            Each series of preferred stock will have specific financial and other terms which will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock, including our certificate of incorporation and the certificate of designation relating to the applicable series of preferred stock. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

            Our board of directors is authorized to designate, for each series of preferred stock, the preferences, qualifications, limitations, restrictions and optional or other special rights of such series, including, but not limited to:

  the number of shares in the series;
  the name of the series;
  the dividend rate or basis for determining such rate if any, on the shares of the series;
  whether dividends will be cumulative and, if so, from which date or dates;
  whether the shares of the series will be redeemable and if so, the dates, prices and other terms and conditions of redemption;
  whether we will be obligated to purchase or redeem shares of the series pursuant to a sinking fund or otherwise, and the prices, periods and other terms and conditions upon which the shares of the series will be redeemed or purchased;
  the rights, if any, of holders of the shares of the series to convert such shares into, or exchange such shares for, shares of any other class of stock;
  whether the shares of the series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of those voting rights; and
  the rights of the shares of the series in the event of our liquidation, dissolution or winding up.

Thus, our board of directors could authorize us to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our common stock or other series of preferred stock. Also, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.

            The shares of preferred stock of any one series will be identical except for the dates from which dividends will cumulate, if at all. The shares of preferred stock will be fully paid and nonassessable.

DESCRIPTION OF DEPOSITARY SHARES

            We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction, as set forth in the applicable prospectus supplement, of a share of a particular series of preferred stock.

            The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us.

            Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

            The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the deposit agreement and depositary receipt will be filed with the SEC in connection with the offering of specific depositary shares.

 Dividends and Other Distributions

            The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by those holders.

            If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

 Redemption of Depositary Shares

             If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock.

            Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata, as the depositary may determine.

 Voting the Preferred Stock

             Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with these instructions, and we agree to take all actions deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

 Amendment and Termination of the Depositary Agreement

             The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the holders of at least a majority of the depositary shares then outstanding approve the amendment. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

 Charges of Depositary

             We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

 Miscellaneous

             The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

            Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor they will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

 Resignation and Removal Of Depositary

             The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal.

DESCRIPTION OF DEBT SECURITIES

            This section describes the general terms and provisions of the debt securities that we may issue under the shelf registration statement. The following description highlights the general terms and provisions of the debt securities. The summary is not complete. The prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement, and may update or change some of the information below.

            We may issue debt securities either separately or together with, or upon the conversion of, or in exchange for, other securities. Unless we specify otherwise in the applicable prospectus supplement, any debt securities we offer will be our direct, unsecured general obligations. The debt securities will either be senior debt securities or subordinated debt securities. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt securities.

            We may issue the debt securities in one or more series. We will issue debt securities under an "indenture" to be entered into by us and a "trustee" qualified under the Trust Indenture Act of 1939. Senior debt securities will be issued under a "senior indenture" and subordinated debt securities will be issued under a "subordinated indenture." (The senior indenture and the subordinated indenture are referred to together as the "indentures.") The related indenture will be supplemented (each supplement referred to as a "supplemental indenture") with respect to each series of debt securities we issue. The name of the trustee for each indenture will be set forth in the applicable prospectus supplement.

            The indentures and each supplemental indenture will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the related indenture and any supplemental indenture for provisions that may be important to you. You should also read the related prospectus supplement, which will contain additional information about the particular debt securities and which may update or change the information below.

            The indentures will be subject to and governed by the Trust Indenture Act.

 Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

             The applicable prospectus supplement will describe the terms of any debt securities being offered, including:

  the designation and aggregate principal amount;
  the maturity date;
  the interest rate, if any, and the method for calculating the interest rate;
  the interest payment dates and the record dates for the interest payments;
  any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;
  any subordination provisions relating to the debt securities;
  the places where the principal and interest will be payable;
  the denominations the debt securities will be issued in;
  whether the debt securities will be issued in the form of global securities or certificates;
  additional provisions, if any, relating to the defeasance and covenant defeasance of the debt securities;
  any applicable material federal tax consequences;
  the dates on which a premium, if any, will be payable;
  our right, if any, to defer payment of interest and the maximum length of such deferral period;
  any listing on a securities exchange;
  if convertible into common stock, the terms on which such debt securities are convertible;
  the terms of each guarantee of the payment of principal, interest and any premium on debt securities of the series;
  the terms, if any, of the transfer, mortgage, pledge, or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable, and any corresponding changes to provisions of the indenture as currently in effect;
  the initial public offering price; and
  other specific terms, including covenants and the events of default provided for with respect to the debt securities.

            Debt securities may bear interest at a fixed rate or a floating rate, or may not bear interest. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount (which may be significant) below their stated principal amount. We will describe in the applicable prospectus supplement special United States federal income tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes.

Covenants

            With respect to each series of debt securities, we will be required to:

  pay the principal, interest and any premium on the debt securities when due;
  maintain a place of payment;
  deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and
  deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

            In addition, the supplemental indenture for any particular series of debt securities may contain covenants limiting:

  the incurrence of additional debt (including guarantees) by us and our subsidiaries;
  the making of certain payments by us and our subsidiaries;
  the issuance of other securities by our subsidiaries;
  a change of control;
  certain mergers and consolidations involving us and our subsidiaries;
  our business activities and those of our subsidiaries;
  asset dispositions;
  the incurrence of liens; and
  transactions with our subsidiaries and other affiliates.

            We will describe any additional covenants in the applicable prospectus supplement.

Ranking; Subordination

            Unless we specify otherwise in the applicable prospectus supplement, the debt securities will not be secured by any of our property or assets. Accordingly, your ownership of debt securities means you will be one of our unsecured creditors.

             Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all of our senior debt. The subordinated indenture will provide that we may not make payments of principal, interest and any premium on the subordinated debt securities in the event:

  of any insolvency, bankruptcy or similar proceeding involving us or our property; or
  we fail to pay the principal, interest, any premium or any other amounts on any senior debt when such amounts are due.

            The subordinated indenture may not limit the amount of senior debt that we may incur.

            Our "senior debt" for purposes of the subordinated indenture will include all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, not expressly subordinate or junior or right in payment to our other indebtedness.

 Convertible Debt Securities

             We may issue debt securities from time to time that are convertible into our common stock. If you hold convertible debt securities, you will be permitted at certain times specified in the applicable prospectus supplement to convert your debt securities into common stock for a specified price. We will describe the conversion price (or the method for determining the conversion price) and the other terms applicable to conversion in the applicable prospectus supplement.

 Guarantees

             One or more of our subsidiaries, as guarantors, will, jointly and severally, fully and unconditionally guarantee our obligations under the debt securities on an equal and ratable basis subject to the limitation described in the next paragraph. In addition, any supplemental indenture may require us to cause any domestic entity that becomes one of our subsidiaries after the date of any supplemental indenture to enter into a supplemental indenture pursuant to which such subsidiary shall agree to guarantee our obligations under the debt securities. If we default in payment of the principal, interest or any premium on such debt securities, the guarantors, jointly and severally, will be unconditionally obligated to duly and punctually make such payments.

            Each guarantor's obligations will be limited to the maximum amount that (after giving effect to all other contingent and fixed liabilities of such guarantor any collections from, or payments made by or on behalf of, any other guarantors) will result in the obligations of such guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each guarantor that makes a payment or distribution under its guarantee shall be entitled to contribution from each other guarantor in a pro rata amount based on the net assets of each guarantor.

            Guarantees of senior debt securities (including the payment of principal, interest and any premium on such debt securities) will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the guarantor and will rank senior in right of payment to all subordinated indebtedness of such guarantor. Guarantees of subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior indebtedness of the guarantor.

            The prospectus supplement for a particular issue of debt securities will describe the subsidiary guarantors and any additional material terms of the guarantees.

Registration, Transfer, Payment and Paying Agent

            We may issue the debt securities in registered form without coupons or in the form of one or more global securities, as described below under the heading "Global Securities." Unless we specify otherwise in the prospectus supplement, registered securities will be issued only in denominations of $1,000 or any integral multiple of $1,000. Global securities will be issued in a denomination equal to the total principal amount of outstanding debt securities of the series represented by the global security.

            You may present registered securities for exchange or transfer at the corporate trust office of the trustee or at any other office or agency maintained by us for such purpose, without payment of any service charge except for any tax or governmental charge.

            We will pay principal and any premium and interest on registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purpose. We may choose to make any interest payment on a registered security (1) by check mailed to the address of the holder as such address shall appear in the register or (2) if provided in the prospectus supplement, by wire transfer to an account maintained by the holder as specified in the register. We will make interest payments to the person in whose name the debt security is registered at the close of business on the day we specify.

Global Securities

             We may issue the debt securities in whole or in part in the form of one or more global securities. A global security is a security, typically held by a depositary such as the Depository Trust Company, that represents the beneficial interests of a number of purchasers of such security. We may issue the global securities in either registered or bearer form and in either temporary or permanent form. We will deposit global securities with the depositary identified in the prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary.

            We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

            After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by such global security to the accounts of persons that have accounts with such depositary ("participants"). The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. If we offer and sell the debt securities directly or through agents, either we or our agents will designate the accounts. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

            We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders of the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of the securities. Such laws may impair the ability to transfer beneficial interests in a global security.

            Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee as the registered owner of such global security.

            We expect that the depositary or its nominee, upon receipt of any payments, will immediately credit participant's accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's or its nominee's records. We also expect that payments by participants to owners of beneficial interest in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

            If the depositary is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within ninety days, we will issue individual debt securities in exchange for such global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities and, in such event, will issue debt securities of such series in exchange for such global security.

            Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. No such person will be liable for any delay by the depositary or any of its participants in identifying the owners of beneficial interests in a global security, and we, the trustee and any paying agent may conclusively rely on instructions from the depositary or its nominee for all purposes.

Consolidation, Merger or Sale of Assets

            The indentures will generally permit a consolidation or merger between us and another corporation or other entity. They will also permit the sale or lease by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation or other entity shall assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

            We are only permitted to consolidate or merge with or into any other entity or sell all or substantially all of our assets according to the terms and conditions of the indentures and any supplemental indentures. The remaining or acquiring entity will be substituted for us in the indentures and any supplemental indentures with the same effect as if it had been an original party thereto. Thereafter, the successor entity may exercise our rights and powers under the indentures, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board of officers of the successor entity. If we consolidate or merge with or into any other entity or sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under the indentures and under the debt securities.

Events of Default

            Unless we state otherwise in an applicable prospectus supplement, an "event of default" with respect to each series of debt securities means any of the following:

  failure to pay interest on any debt security of that series for 30 days;
  failure to pay the principal or any premium on any debt security of that series when due;
  failure to deposit any sinking fund payment when due;
  failure to comply with the provisions of the related indenture or any supplemental indenture relating to consolidations, mergers and sales of assets;
  failure to perform any other covenant with respect to that series in the related indenture or any supplemental indenture that continues for 60 days after being given written notice;
  certain events in bankruptcy, insolvency or reorganization of us or a significant subsidiary;
  the entry of a judgment in excess of the amount specified in the related indenture or any supplemental indenture against us or such significant subsidiary which is not covered by insurance and not discharged, waived or stayed; or
  any other event of default included in the related indenture or any supplemental indenture.

            An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities.

            The consequences of an event of default, and the remedies available under the indentures or any supplemental indentures, will vary depending upon the type of event of default that has occurred.

            If an event of default relating to certain events in bankruptcy, insolvency or reorganization of us or a significant subsidiary occurs and continues, the entire principal of all the debt securities of all series will be due and payable immediately.

            If any other event of default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage of the aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest or in the making of any sinking fund payment) if it considers such withholding of notice to be in the interests of the holders.

            Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indentures or any supplemental indentures at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a specified percentage of the aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

            No holder of any debt security can institute any action or proceeding with respect to an indenture or any supplemental indenture unless the holder gives written notice of an event of default to the trustee, the holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of the applicable series shall have requested the trustee to institute the action or proceeding and has appropriately indemnified the trustee, and the trustee has failed to institute the action or proceeding within a specified time period.

 Discharging Our Obligations

             Except as may otherwise be set forth in any prospectus supplement, we may choose to either discharge our obligations on the debt securities of any series in a "legal defeasance" or release ourselves from our covenant restrictions on the debt securities of any series in a "covenant defeasance." We may do so at any time prior to the stated maturity or redemption of the debt securities of the series if, among other conditions:

  we deposit with the trustee sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or redemption date of the debt securities of the series; and
  we provide an opinion of our counsel that holders of the debt securities will not be affected for U.S. federal income tax purposes by the defeasance.

            If we choose the legal defeasance option, holders of the debt securities of that series will not be entitled to the benefits of the related indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, any required conversion or exchange of debt securities, any required sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

 Modification and Waiver

             Unless we state otherwise in the applicable prospectus supplement, the indentures and each supplemental indenture will provide that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

  secure the debt securities;
  evidence the assumption of our obligations by a successor entity;
  add covenants or events of default for the protection of the holders of any debt securities;
  establish the form or terms of debt securities of any series;
  provide for uncertificated securities in addition to certificated securities (so long as the uncertificated securities are in registered form for tax purposes);
  evidence the acceptance of appointment by a successor trustee;
  in the case of subordinated debt securities, to make any change to the provisions of the subordinated indenture relating to subordination that would limit or terminate the benefits available to any holder of senior debt under such provisions;
  cure any ambiguity or correct any inconsistency in the indenture or amend the indenture in any other manner which we may deem necessary or desirable, if such action will not adversely affect the interests of the holders of debt securities; or
  make any change to comply with any requirement of the Securities and Exchange Commission relating to the qualification of the indenture under the Trust Indenture Act of 1939.

            Unless we state otherwise in the applicable prospectus supplement, each indenture and any supplemental indenture will also contain provisions permitting us and the trustee to modify the provisions of the indenture and any supplemental indenture or modify in any manner the rights of the holders of the debt securities of each such series if we obtain the consent of the holders of a majority in outstanding principal amount of debt securities of all affected series (voting as a single class). However, if you hold debt securities, we must get your consent to make any change that would:

  extend the final maturity of your debt securities;
  reduce the principal amount of your debt securities;
  reduce or alter the method of computation of any amount payable in respect of interest on your debt securities;
  extend the time for payment of interest on your debt securities;
  reduce or alter the method of computation of any amount payable on redemption of your debt securities;
  extend the time for any redemption payment on your debt securities;
  reduce the amount payable upon acceleration of your debt securities;
  in the case of subordinated debt securities, make any change in the subordination provisions of the subordinated indenture that adversely affects your rights under such provisions;
  impair your right to institute suit for the enforcement of any conversion or any payment on any of your debt securities when due or materially and adversely affect any of your conversion rights; or
  reduce the percentage in principal amount of debt securities of a series required to make other modifications to the indenture.

The Trustee

            The Trust Indenture Act contains limitations on the rights of the trustee under an indenture, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default under the related indenture, or else resign.

Governing Law

            The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION

            We may sell the securities offered by this prospectus directly to one or more purchasers or to or through agents, underwriters or dealers.

            In the accompanying prospectus supplement we will identify or describe:

  any underwriters, dealers or agents;
  their compensation;
  the net proceeds to be received by us;
  the purchase price of the securities;
  the initial public offering price of the securities; and
  any exchange on which the securities are listed.

            We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment to sell securities on a continuing basis.

            If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

            We may also sell securities directly to one or more purchasers without using underwriters or agents.

            Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

            The validity of the securities offered by this prospectus will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana and for any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

EXPERTS

            The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

3,000,000 SHARES

HORIZON OFFSHORE, INC.

Common Stock

PROSPECTUS

RAYMOND JAMES

March 27, 2002